Exhibit 4.2
REMITLY GLOBAL, INC.
SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT
This Seventh Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of August 3, 2020 by and among Remitly Global, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder,” any Additional Purchaser (as defined in the Purchase Agreement) that becomes a party to this Agreement in accordance with Section 7.14 hereof and any holder of a Lender Warrant that becomes a party to this Agreement in accordance with Section 7.14 hereof.
RECITALS
WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series Seed Preferred Stock and/or Series Seed Prime Preferred Stock and/or Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock and/or Series D Preferred Stock and/or Series E Preferred Stock and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Sixth Amended and Restated Investors’ Rights Agreement, dated as of May 31, 2019, by and among Remitly Global, Inc., the Company’s wholly-owned subsidiary (“Remitly”) and such Existing Investors; and
WHEREAS, the Company, certain of the Investors (the “New Investors”) have entered into that certain Series F Preferred Stock Purchase Agreement dated as of July 23, 2020, by and among the Company and such New Investors, as may be amended from time to time (the “Purchase Agreement”); and
WHEREAS, pursuant to Section 7.6 of the Prior Agreement, any terms of the Prior Agreement may be amended or waived by the written consent of the Company and (a) with respect to Sections 2 and 4 of the Prior Agreement and any other provisions of the Prior Agreement pertaining to such Sections 2 and 4, the holders of a majority of the Registrable Securities (as defined in the Prior Agreement) then outstanding and held by the Major Investors (as defined in the Prior Agreement) or (b) with respect to any other sections or provisions of the Prior Agreement, the holders of a majority of the Registrable Securities then outstanding, provided that certain sections or provisions of the Prior Agreement shall not be amended without the written consent of certain Existing Investors, as more fully described in Section 7.6 of the Prior Agreement (such requisite consents, majorities and stockholders, the “Requisite Signatories”); and
WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the New Investors and certain Existing Investors to invest funds in the Company by purchasing shares of Series E Preferred Stock pursuant to the Purchase Agreement, the Company, the undersigned Existing Investors who constitute the Requisite Signatories and the undersigned Key Holders desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them in the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:
1.    DEFINITIONS. For purposes of this Agreement:
“Adjusted Pro Rata Amount” means, with respect to a Non-Consenting Major Investor, such Non-Consenting Major Investor’s Pro Rata Amount multiplied by (a) the aggregate number of New Securities actually purchased by all Participating Major Investors divided by (b) such Participating Major Investors’ aggregate Pro Rata Amount.
“Affiliate” means, with respect to any specified Person, or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person including without limitation any general partner, managing partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.
“Applicable ABAC Laws” means all laws and regulations applying to the Company, any Company Subsidiary and/or an Associated Person of either the Company or any Company Subsidiary prohibiting bribery and other related forms of corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act and Part 3 of the UK Criminal Finances Act 2017.
“Applicable Money Laundering Laws” means all laws and regulations applying to the Company, any Company Subsidiary and/or any Associated Person of either the Company or any Company Subsidiary prohibiting money laundering, including any acts or attempts to conceal or disguise the identity of illegally obtained proceeds.
“Associated Person” means, in relation to a company or other entity, an individual or entity (including a director, officer, employee, consultant, agent or other representative) who or that has acted or performed services for or on behalf of that company or other entity but only with respect to actions or the performance of services for or on behalf of that company or other entity.
“Automatic Shelf Registration Statement” shall have the meaning given to that term in SEC Rule 405.
“BIS” means the Bureau of Industry and Security of the U.S. Department of Commerce.
“Budget” shall have the meaning given to that term in Section 2.1.1.
“business day” means a weekday on which banks are open for general banking business in Seattle, Washington.

“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means shares of the Company’s common stock.
“Competitor” means (a) any Person that, in the good faith determination of the Board, directly or indirectly competes with the Company, (b) any customer, distributor or supplier of the Company, if the Board should determine that the receipt of confidential information by such customer, distributor or supplier receiving would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier, (c) any Person that is an operating company engaged directly or indirectly, in direct to consumer international digital remittances or any other line of business in which the Company operates, or (d) any Affiliate of any such Person described in clauses (a) or (c) of this sentence or of any customer, distributor or supplier described in clause (b) of this sentence; provided, however, that Naspers, Generation, nor any of their respective Affiliates that are not operating companies shall be deemed a “Competitor” hereunder for any purposes.
“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, and any free-writing prospectus and any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
“Deemed Liquidation Event” has the meaning set forth for such term in the certificate of incorporation of the Company most recently filed with the Delaware Secretary of State that contains such a definition, whether or not the holders of outstanding shares of Preferred Stock elect otherwise by written notice sent to the Company as provided in such definition.
“Demand Notice” means notice sent by the Company to the Holders specifying that a demand registration has been requested as provided in Section 3.1.1.
“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
“Direct Listing” means the effective filing of a registration statement under the Securities Act on a nationally-recognized exchange in the United States that registers shares of existing capital stock of the Corporation for resale not pursuant to an underwritten offering.
“E.U.” means the European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an equity incentive, stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
“Financial Services Laws and Rules” means all applicable laws and regulations related to banking, money services businesses, money transmission, electronic funds transfers, privacy and data security, and data breach remediation and notification.
“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 under the Securities Act.
“Fully Exercising Investor” shall have the meaning set forth in Section 4.2.
“GAAP” means generally accepted accounting principles in the United States.
“Generation” means Generation IM Sustainable Solutions Fund III, L.P., a Guernsey limited partnership, and its Affiliates.
“Government Official” means (i) an officer or employee of any national, regional, local or other component of government; (ii) a director, officer or employee of any entity in which a government or any component of a government possesses a majority or controlling interest; (iii) a candidate for public office; (iv) a political party or political party official; (v) an officer or employee of a public international organization (e.g., the European Commission or World Bank); and (vi) any individual who is acting in an official capacity for any government, component of a government, political party or public international organization, even if such individual is acting in that capacity temporarily and without compensation.
“Holder” means any holder of Registrable Securities who is a party to this Agreement.
“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, in each case who is over the age of 18, including adoptive relationships, of a natural person referred to herein.

“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
“Investor Notice” shall have the meaning set forth in Section 4.2.
“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
“Key Holder Registrable Securities” means (a) the shares of Common Stock held by the Key Holders, and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.
“Lender Registrable Securities” means (a) the Common Stock issuable or issued upon the exercise of any Lender Warrant and (b) the Common Stock issuable or issued upon conversion of the Preferred Stock issuable or issued pursuant to the exercise of any Lender Warrant; provided, however, that before the holder of any Lender Warrant shall be entitled to exercise any rights under this Agreement, such holder must either (i) become a party to this Agreement as a “Lender” or (ii) agree to be bound by the terms of this Agreement related to registration rights applicable to the Lender Registrable Securities in a separate written agreement between such holder and the Company (including, without limitation, in a Lender Warrant).
“Lender Warrant” means any warrant to purchase shares of capital stock of the Company issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction where the Company’s Board of Directors (the “Board”) has approved the grant to the holder thereof of “piggyback” registration rights.
“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds (i) at least 820,000 shares of Registrable Securities issuable or issued upon conversion of shares of the Series Seed Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (ii) at least 844,000 shares of Registrable Securities issuable or issued upon conversion of shares of the Series Seed Prime Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (iii) 1,004,742 shares of Registrable Securities issuable or issued upon conversion of shares of the Series A Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (iv) 1,358,239 shares of Registrable Securities issuable or issued upon conversion of shares of the Series B Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (v) 1,761,390 shares of Series C Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (vi) 21,100,385 shares of Series D Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (vii) 1,678,810 shares of Series E Preferred Stock (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after the date hereof) and/or (viii) [1,000,000] shares of Series F

Preferred Stock (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after the date hereof).
“Naspers” means PayU Fintech Investments B.V., a Netherlands private limited company, along with its affiliates.
“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, Derivative Securities and any rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for (in each case, directly or indirectly) such equity securities; provided however, that New Securities shall exclude: (a) Exempted Securities (as defined in the Restated Certificate); (b) shares of Common Stock issued in the IPO; and (c) shares of Series E Preferred Stock issued to Investors pursuant to the Purchase Agreement at the Initial Closing and any Additional Closings (with each such term as defined in the Purchase Agreement).
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Offer Notice” shall have the meaning set forth in Section 4.1.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Preferred Stock” means shares of the Company’s Series Seed Preferred Stock, Series Seed Prime Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.
“Pro Rata Amount” means, for each Major Investor, that portion of the New Securities identified in an Offer Notice which equals the proportion that the Common Stock issued and held by such Major Investor, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor, bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities).
“Qualified IPO” has the meaning set forth in the Restated Certificate.
“Registrable Securities” means (a) the Common Stock issuable or issued upon conversion of shares of the Preferred Stock; (b) Common Stock, or Common Stock issuable upon the conversion and/or exercise of any other securities of the Company, held by the Investors as of the date hereof or acquired by Investors after the date hereof; (c) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Sections 2.1, 2.2, 3.1, 3.10, 4 and 7.6; (d) the Lender Registrable Securities, provided, however, that such Lender Registrable Securities shall not be deemed Registrable Securities and the Lenders shall not be deemed Holders for the purposes of Sections 2.1, 2.2, 3.1, 3.10, 4 and 7.6; and (e) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (a) through (e) above;

excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 7.1, and excluding for purposes of Section 4 any shares for which registration rights have terminated pursuant to Section 6.2 of this Agreement. Notwithstanding the foregoing, the Company shall in no event be obligated to register any Preferred Stock of the Company, and Holders of Registrable Securities will not be required to convert their Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.
“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time).
“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 3.12.2 hereof.
“Sanctions” means the following economic or financial sanctions, trade embargoes, export controls, and anti-boycott laws and regulations: (i) United Nations sanctions imposed pursuant to any United Nations Security Council Resolution; (ii) U.S. sanctions administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or any other U.S. Government authority or department, U.S. export controls administered by BIS, U.S. Department of State, Nuclear Regulatory Commission or U.S. Department of Energy; and U.S. anti-boycott provisions administered by the U.S. Department of Commerce or U.S. Department of the Treasury; (iii) E.U. restrictive measures implemented pursuant to any E.U. Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the E.U.’s Common Foreign and Security Policy; (iv) U.K. sanctions adopted by the Terrorist-Asset Freezing etc Act 2010 or other legislation and statutory instruments enacted pursuant to the United Nations Act 1946 or the European Communities Act 1972 or enacted by or pursuant to other laws; and (v) any other trade, economic or financial sanctions laws, regulations, embargoes, export controls or restrictive trade measures administered, enacted or enforced by any authority, government, or official institution as applicable to the Company, any Company subsidiary or any Associated Persons of either the Company or any Company subsidiary or to the Investors or any transaction in which the Company or any Company subsidiary is engaged.
“SEC” means the Securities and Exchange Commission.
“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
“SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.6.
“Selling Holder Counsel” means one counsel for the selling Holders.
“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock.
“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock.
“Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock.
“Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock.
“Series E Preferred Stock” means shares of the Company’s Series E Preferred Stock.
“Series F Preferred Stock” means shares of the Company’s Series F Preferred Stock.
“Series Seed Preferred Stock” means shares of the Company’s Series Seed Preferred Stock.
“Series Seed Prime Preferred Stock” means shares of the Company’s Series Seed Prime Preferred Stock.
“Standoff Period” means the period commencing on the date of the final prospectus relating to an underwritten public offering of the Company’s Common Stock under the Securities Act and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto)).
“U.K.” means the United Kingdom.
“U.S.” means the United States of America.
“Voting Agreement” means that certain Fifth Amended & Restated Voting Agreement dated of even date hereof by and among the Company and the Investors.
2.    INFORMATION RIGHTS.
2.1    Delivery of Financial Statements.
2.1.1    Information to be Delivered. The Company shall deliver the following to each Major Investor, provided that the Board has reasonably determined that such Major Investor is not a Competitor of the Company:
(a)    As soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, the Company shall deliver, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all of which shall be audited and prepared in accordance with GAAP (except that such financial statements may (x) be subject to normal year-end audit adjustments and (y) not contain all notes thereto that may be required in accordance with GAAP).
(b)    As soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company the Company shall deliver, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).
(c)    As soon as practicable, but in any event by the final day of the first quarter of each fiscal year the Company shall deliver, a budget and business plan for the next fiscal year, approved by the Board and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months (the “Budget”) and, promptly after prepared, any other budgets or revised budgets prepared by the Company.
(d)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall in no event be obligated to provide information (i) that the Company in good faith considers to be confidential or proprietary information (unless covered by an enforceable confidentiality provision or confidentiality agreement, in form reasonably acceptable to the Company) or a trade secret; or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
2.1.2    Consolidation. If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to Section 2.1.1 shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
2.1.3    Suspension or Termination. Notwithstanding anything else in this Section 2.1 to the contrary but subject to Section 6.1, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering or Direct Listing; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its reasonable efforts to cause such registration statement to become effective.
2.2    Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, and on such Major Investor’s written request, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to (a) any information that it in good faith considers to be confidential information (unless covered by an enforceable confidentiality provision or confidentiality agreement, in form reasonably acceptable to the Company), a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel, or (b) any Major Investor that the Board has reasonably determined in good faith to be a Competitor.
2.3    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Section 2 or otherwise pursuant to this Agreement unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.3 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business (and solely to monitor such Investor’s investment in the Company), but only if (x) such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information and (y) such existing Affiliate, partner, member, stockholder or wholly owned subsidiary of such Investor is not a Competitor; or (iii) as may otherwise be required by law if the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
3.    REGISTRATION RIGHTS.
3.1    Demand Registration.
3.1.1    Form S-1 Demand. If at any time after the earlier of (a) five years after the date of this Agreement or (b) 180 days after the effective date of the registration statement for the IPO or a Direct Listing, the Company receives a request from Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to any Registrable Securities then outstanding (and the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $15,000,000), then the Company shall (i) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) use commercially reasonable efforts to as soon as practicable, and in any event within 90 days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.
3.1.2    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3,000,000, then the Company shall (a) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (b) use commercially reasonable efforts to as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.
3.1.3    Delay. Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 3.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (c) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that (i) the Company may not invoke this right more than once in any 12 month period and (ii) the Company shall not register any securities for its own account or that of any other stockholder during such 90 day period other than an Excluded Registration.
3.1.4    Limitations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.1: (a) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (b) after the Company has effected two registrations pursuant to Section 3.1.1; or (c) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3.1.2. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.2: (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 3.1.2 within the 12 month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 3.1.4 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one registration on Form S-1 or S-3, as applicable, pursuant to Section 3.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 3.1.4.
3.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash or for a Direct Listing (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.6.
3.3    Underwriting Requirements.
3.3.1    Inclusion. If, pursuant to Section 3.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company, subject only to the reasonable approval of the holders of a majority of Registrable Securities held by the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 3.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned or held by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities owned or held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.
3.3.2    Underwriter Cutback. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 3.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned or held by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (a) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, (b) the number of Registrable Securities included in the offering be reduced below 30% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering or (c) notwithstanding clause (b) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Section 3.3.2 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned or held by all Persons included in such “selling Holder,” as defined in this sentence.
3.3.3    Registration Not Effected. For purposes of Section 3.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 3.3.1, fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

3.4    Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to 60 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement, the prospectus and, if required, any Free Writing Prospectus used in connection with such registration statement as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)    use its reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus or Free-Writing Prospectus forming a part of such registration statement has been filed;
(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus or Free-Writing Prospectus;
(k)    use its commercially reasonable efforts to obtain for the underwriters one or more “cold comfort” letters, dated the effective date of the related registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters;
(l)    use its commercially reasonable efforts to obtain for the underwriters on the date such securities are delivered to the underwriters for sale pursuant to such registration a legal opinion of the Company’s outside counsel with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;
(m)    to the extent the Company is a well-known seasoned issuer (as defined in SEC Rule 405) at the time any request for registration is submitted to the Company in accordance with Section 3.1, if so requested, file an Automatic Shelf Registration Statement to effect such registration; and
(n)    if at any time when the Company is required to re-evaluate its well-known seasoned issuer status for purposes of an outstanding Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 3.1.2 the Company determines that it is not a well-known seasoned issuer and (i) the registration statement is required to be kept effective in accordance with this Agreement and (ii) the registration rights of the applicable Holders have not terminated, use commercially reasonable efforts to promptly amend the registration statement on a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.

3.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
3.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 3, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one Selling Holder Counsel, not to exceed $30,000, shall be borne and paid by the Company; provided, however, that (a) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2, as the case may be, and (b) if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 3 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf. All expenses incurred by the Company in connection with a Direct Listing, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.
3.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.
3.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 3 or in connection with a Direct Listing:
3.8.1    Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.8.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
3.8.2    Selling Holder Indemnification. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that (a) the indemnity agreement contained in this Section 3.8.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 3.8.2 and 3.8.4 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
3.8.3    Procedures. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.8, solely to the extent that such failure prejudices the indemnifying party’s ability to defend such action.
3.8.4    Contribution. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (b) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 3.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that:
(i)    in any such case, (A) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and
(ii)    in no event shall a Holder’s liability pursuant to this Section 3.8.4, when combined with the amounts paid or payable by such Holder pursuant to Section 3.8.2, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
3.8.5    Underwriting Agreement Controls. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
3.8.6    Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 3.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 3, and otherwise shall survive the termination of this Agreement.

3.9    Reports under the Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
(a)    use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO or a Direct Listing (whichever occurs first);
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company for the IPO or a Direct Listing (whichever occurs first)), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
3.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration if such agreement (a) would allow such holder or prospective holder to include a portion of its securities in any “piggyback” registration if such inclusion could reduce the number of Registrable Securities that selling Holders could be entitled to include in such registration under Sections 3.2 and 3.3.2 hereof or (b) would allow such holder or prospective holder to initiate a demand for registration of any of its securities at a time earlier than the Holders of Registrable Securities can demand registration under Section 3.1 hereof. This Section 3.10 shall not apply with respect to the grant of “piggyback” registration rights to a holder of a Lender Warrant.
3.11    “Market Stand-off” Agreement. Each Holder hereby agrees that, during the Standoff Period, such Holder will not, without the prior written consent of the Company or the managing underwriter,
(a)    lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock, held immediately before the effective date of the registration statement for such offering; or
(b)    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.
The foregoing provisions of this Section 3.11 shall not apply to a Direct Listing or to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all stockholders individually owning more than 2% of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) and all officers and directors are similarly bound. For purposes of this Section 3.11, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 3.11 and to impose stop transfer instructions with respect to such shares until the end of such period. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 3.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Investors subject to such agreements pro rata based on the number of shares subject to such agreements.
3.12    Restrictions on Transfer.
3.12.1    Agreement Binding. The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
3.12.2    Legends. Each certificate or instrument representing (a) the Preferred Stock, (b) the Registrable Securities, and (c) any other securities issued in respect of the securities referenced in clauses (a) and (b), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 3.12.3) be stamped or otherwise imprinted with a legend substantially in the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, IF REASONABLY REQUESTED BY THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 3.12.
3.12.3    Procedure. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 3. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (a) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (b) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (c) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (i) in any transaction in compliance with SEC Rule 144 or (ii) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 3.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 3.12.2, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act. Until the three-year anniversary of the Initial Closing (as defined in the Purchase Agreement), no Holder shall transfer any Restricted Securities to any person or entity that is determined to be a Competitor of the Company, in the good faith judgment of the Board.
4.    RIGHTS TO FUTURE STOCK ISSUANCES. Subject to the terms and conditions of this Section 4 and applicable securities laws, if the Company proposes to sell any New Securities, the Company shall offer to sell a portion of New Securities to each Major Investor as described in this Section 4. A Major Investor shall be entitled to apportion the right of first refusal hereby granted to it among itself and its Affiliates (provided none of such Affiliates is a Competitor) in such proportions as it deems appropriate. The right of first refusal in this Section 4 shall not be applicable with respect to any Major Investor, if at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act.
4.1    Company Notice. The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (a) its bona fide intention to sell such New Securities, (b) the number of such New Securities to be sold and (c) the price and terms, if any, upon which it proposes to sell such New Securities.
4.2    Investor Right. By written notice (the “Investor Notice”) to the Company within 20 days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to such Major Investor’s Pro Rata Amount. In addition, each Major Investor that elects to purchase or acquire all of its Pro Rata Amount (each, a “Fully Exercising Investor”) may, in the Investor Notice, elect to purchase or acquire, in addition to its Pro Rata Amount, a portion of the New Securities, if any, for which other Major Investors were entitled to subscribe but that are not subscribed for by such Major Investors. The amount of such overallotment that each Fully Exercising Investor shall be entitled to purchase is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. A Major Investor’s election may be conditioned on the consummation of the transaction described in the Offer Notice. The closing of any sale pursuant to this Section 4.2 shall occur on the earlier of 120 days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.3.
4.3    Sale of Securities. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.2, the Company may, during the 90 day period following the expiration of the periods provided in Section 4.2, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.
4.4    Purchase of Securities. Notwithstanding anything to the contrary in this Agreement, if the right of first refusal in this Section 4 is waived in accordance with Section 7.6 with respect to an offering of New Securities, and any Major Investor actually purchases any New Securities in any such offering (a “Participating Major Investor”), then each Major Investor who did not consent to such waiver (a “Non-Consenting Major Investor”) shall be permitted to purchase its Adjusted Pro Rata Amount of New Securities at a price and on terms and conditions no worse than those available to the Participating Major Investor in such offering. The Company shall give notice to the Non-Consenting Major Investors within five days after the issuance of New Securities in such offering. Such notice shall set forth each such Non-Consenting Major Investor’s Adjusted Pro Rata Amount and shall describe the general type, price, and terms of the New Securities. Each Non-Consenting Major Investor shall have 10 days after the date the Company’s notice is given to elect, by giving notice to the Company, to purchase up to such Non-Consenting Major Investor’s Adjusted Pro Rata Amount of New Securities pursuant to the terms and conditions set forth in such notice. The closing of such sale shall occur within 20 days of the date such notice is given to the Non-Consenting Major Investors.
5.    ADDITIONAL COVENANTS.
5.1    Insurance. The Company shall use commercially reasonable efforts to maintain from financially sound and reputable insurers (i) Directors and Officers liability insurance (“D&O Policy”) in an amount and on terms and conditions as determined by the Board but no less than $3,000,000 and (ii) term “key-person” insurance (“Key-Person Policy”) on each of Matthew Oppenheimer and Joshua Hug in an amount and on terms and conditions as determined by the Board but no less than $1,000,000, until such time as the Board determines that such insurance policies should be discontinued. The D&O Policy and Key-Person Policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board.
5.2    Employee Agreements. Unless otherwise approved by the Board, the Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor (a “Consultant”)) with access to confidential information and/or trade secrets to enter into (i) a nondisclosure and proprietary rights assignment agreement substantially in the form approved by the Board and (ii) a one year non-solicitation agreement and (if permitted by applicable law), other than with respect to any Consultant, a one year non-competition agreement in a form approved by the Board. Each employee of the Company shall be employed on an “at will” basis.
5.3    Stock Option Matters. Except as expressly otherwise approved by the Comp Committee, all options issued to employees pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”) shall be granted with four-year vesting, with 25% of the options vesting on the first anniversary of the vesting start date and the remainder vesting in equal monthly installments thereafter until fully vested. Except with the approval of the Comp Committee (as defined below), no stock options or other equity awards granted under the Plan after the effective date of this Agreement shall contain more than one year of accelerated vesting in the event of (i) a Deemed Liquidation Event and (ii) the employee in question is terminated within twelve months thereafter.
5.4    Observer Rights.
5.4.1    Subject to Section 2.3, until the closing of the Company’s next bona fide equity financing, unless (i) following such closing QED Investors owns at least 5% of the total number of shares of outstanding capital stock of the Company (calculated on a fully diluted basis) or (ii) the terms and conditions of such financing specifically provide for the continuance of the rights set forth in this Section 5.4.1, the Company shall invite a representative of QED Investors to attend all meetings of the Board and any committees thereof, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall execute a Non-Disclosure Agreement in a form reasonably acceptable to the Company; and provided, further, that the Company reserves the right to withhold any information and to exclude any such portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information.
5.4.2    For so long as Generation owns any shares of Series E Preferred Stock and (a) Generation is entitled to designate the Series E Designee (as defined in the Voting Agreement) but elects not to designate such Series E Designee or designates an individual that is not employed by Generation or (b) Generation is no longer entitled to designate the Series E Designee, the Company shall invite a representative of Generation to attend all meetings of the Board and any committees thereof, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall execute a Non-Disclosure Agreement in a form reasonably acceptable to the Company; and provided, further, that the Company reserves the right to withhold any information and to exclude any such portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information.
5.5    Reimbursement for Costs. The Company shall reimburse each nonemployee director and observer for all reasonable and documented out-of-pocket expenses incurred in attending in-person meetings of the Board, in-person meetings of committees of the Board and on Company-approved business.
5.6    Compensation Committee. The Company will maintain a compensation committee of the Board (the “Comp Committee”), which shall be comprised at all times of at least two members of the Board, and subject to Section 5.7 below, including the Series C Director (as defined in the Restated Certificate), the Series D Director (as defined in the Restated Certificate) and the Series E Director (as defined in the Restated Certificate), and none of whom are then-currently employed by the Company. The Comp Committee shall exercise all of the authority of the Board as determined from time to time by the Board, with respect to the approval of the compensation (including salary, bonuses, equity awards and any other benefits) to be paid to the Company’s executive officers and any other senior executives employed by the Company, except with respect to regular compensation changes effected in the ordinary course of business.
5.7    Committee Membership. Each of the Series C Director, the Series D Director and Series E Director (collectively, the “Senior Directors”) shall be invited to serve as a member of any committee of the Board that may be formed from time to time, including but not limited to the Comp Committee; provided, however, that if the Board elects to form a committee of the Board for the direct or indirect purposes of evaluating, negotiating and/or approving any strategic transaction of the Company or its Affiliates (a “Strategic Committee”) and a majority of the disinterested members of the Board determines in good faith that a Senior Director has a conflict of interest with respect to matters to be discussed by the Strategic Committee, then in no event shall such Senior Director be invited to serve as a member of such Strategic Committee; provided, further, that no Senior Director shall be obligated to serve on any such committee on which such Senior Director does not agree to serve.
5.8    Standstill. Each holder of Series D Preferred Stock (each such holder, a “Series D Investor”) agrees, on behalf of itself and its Affiliates, that, unless approved by a majority of the disinterested members of the Board, neither such Series D Investor nor any of its Affiliates shall Acquire (as defined below) or make an offer to Acquire more than 10% of the then-outstanding shares of Preferred Stock (calculated on an as-converted basis) from a party other than the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Series D Investor from (i) transferring any shares of Preferred Stock or the rights provided under this Agreement among such Series D Investor and its Affiliates, (ii) participating in future sales by the Company of its shares of capital stock, including, without limitation, exercising its rights under Section 4 of this Agreement, (iii) exercising its rights under that certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Company, the Investors and certain other stockholders of the Company, dated as of the date hereof, or (iv) Acquiring any shares of Common Stock that are currently outstanding or that are outstanding at such time. For purposes of this Section 5.8, (i) “Acquire” shall mean, directly or indirectly, (a) acquiring or holding any shares of capital stock of the Company by any means, including without limitation by purchase, assignment, conversion of convertible securities or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, or (b) acquiring Voting Control of any shares of capital stock of the Company by any means, including without limitation by proxy, by voting agreement, by voting trust, by pledge or otherwise; and (ii) “Voting Control” shall mean, with respect to any shares of capital stock of the Company, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
5.9    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Restated Certificate, or elsewhere, as the case may be.
5.10    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.
5.11    Compliance with Applicable ABAC Laws, Applicable Money Laundering Laws and Sanctions.
5.11.1    The Company shall take adequate measures to ensure that the Company, any Company subsidiaries, and Associated Persons of the Company shall not directly or indirectly make, offer, promise, give or authorize any payment or the giving of anything else of value to or for the benefit of any Government Official or individual employed by another entity in the private sector that would violate any of the Applicable ABAC Laws, or engage in any other conduct that would violate any of the Applicable ABAC Laws, Applicable Money Laundering Laws or Sanctions.
5.11.2    The Company and any Company subsidiaries shall not, and the Company shall take adequate measures to ensure that Associated Person of the Company or any Company subsidiary shall not use any funds received from an Investor directly or indirectly in violation of Sanctions or Applicable Money Laundering Laws.
5.11.3    If it has not already done so, the Company and the Company subsidiaries shall adopt and implement within forty five (45) days of executing this Agreement policies and procedures designed to prevent the Company, Company subsidiaries and Associated Persons of either the Company or any Company subsidiary from engaging in any activity, practice or conduct that would violate or could be penalized or restricted under any Applicable

ABAC Laws, Applicable Money Laundering Laws or Sanctions. Such policies and procedures shall be consistent with the guidance that has been provided by government authorities in Australia, Canada, United Kingdom and United States of America having authority to administer and prosecute violations of such laws and regulations.
5.11.4    The Company shall (and shall cause each of its subsidiaries to) keep and maintain books and records reflecting accurately and in reasonable detail transactions involving the Company, its subsidiaries and, if they have not already done so, implement financial controls giving reasonable assurance that payments will be made by or on behalf of the Company and its subsidiaries only in accordance with management instructions. The Company further covenants that it shall (and shall cause each of its subsidiaries to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with Applicable ABAC Laws, Applicable Money Laundering Laws and Sanctions.
5.11.5    Upon written request of a Major Investor, but not more frequently than once each year, the Company agrees to provide a written certification concerning its compliance with the covenants set forth in this Section 5.11.
5.11.6    The Company shall promptly notify the Company’s audit committee if the Company suspects or comes to believe that either the Company, any Company subsidiary or any Associated Person of the Company or any Company subsidiary has violated or is subject to penalties or restrictions under any of the Applicable ABAC Laws, Applicable Money Laundering Laws and/or Sanctions.
5.11.7    Notwithstanding anything else in this Agreement, the Company and its subsidiaries and their respective directors, officers and employees shall cooperate in good faith with a Major Investor if a Major Investor decides to seek to determine whether the Company, any Company subsidiary and/or any Associated Person of either the Company or any Company subsidiary has complied with the undertakings set forth in this Section 5.11. The cooperation required by the foregoing shall include permitting the Major Investor or the authorized representative(s) of the Major Investor upon reasonable prior notice to audit the books and records of the Company and its subsidiaries as well as review and make copies of correspondence and other documents, however sent or received, possessed by the Company or its subsidiaries pertaining to compliance with the undertakings set forth in this Section 5.11. If so requested by a Major Investor, the Company and its subsidiaries shall answer any questions put to them or requests made of them by a Major Investor as well as its or their authorized representative(s) pertaining to compliance with the undertakings set forth in this Section 5.11 and shall encourage their Associated Persons to do the same. The Company shall not be required to disclose any material or information that is subject to a non-disclosure order or non-disclosure request by a government authority. The parties agree that any actions carried out under this provision will be performed in a manner that does not materially disrupt, delay or interfere with the Company and/or any of its subsidiaries performance of its business and shall be carried out at the expense of the Major Investor.
5.11.8    The Company, Company subsidiaries and Associated Persons of either the Company or any Company subsidiary shall not violate or engage in conduct restricted or penalized under any of the Applicable ABAC Laws, Applicable Money Laundering Laws or Sanctions and the Company shall indemnify and hold harmless each Major Investor from and against any and all direct liabilities, damages, costs and expenses (including reasonable legal expenses) directly caused by or directly attributable to any violation of Applicable ABAC Laws, Applicable Money Laundering Laws or Sanctions by the Company, any Company subsidiary or any Associated Person of either the Company or any Company subsidiary.
5.12    Financial Services Laws and Rules. The Company shall adopt and implement policies and procedures designed in accordance with generally accepted industry standards to ensure that the Company and its business shall at all times comply in all material respects with all applicable Financial Services Laws and Rules in all jurisdictions in which the Company and its subsidiaries do business.
5.13    Right to Conduct Activities. The Company hereby agrees and acknowledges that Generation (together with its Affiliates) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted).  The Company hereby agrees that, to the extent permitted under applicable law, Generation (and its Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by Generation (or its Affiliates) in any competitor of the Company, or (ii) actions taken by any partner, officer, employee or other representative of Generation  (or its Affiliates) to assist any such competitor of the Company, whether or not such action was taken as a member of the board of directors of such competitor of the Company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
6.    TERMINATION.
6.1    Generally. The covenants set forth in Section 2.1, Section 2.2, Section 4 and Section 5 (except for Section 5.9 and 5.11) shall terminate and be of no further force or effect upon the earliest to occur of: (a) immediately before the consummation of the IPO; (b) immediately prior to the effectiveness of the registration statement filed under the Securities Act relating to a Direct Listing in which all the outstanding shares of Preferred Stock have been converted into Common Stock in accordance with the terms of the Restated Certificate; (c) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; or (d) upon a Deemed Liquidation Event.
6.2    Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.1 or Section 3.2 shall terminate upon the earliest to occur of: (a) when all of such Holder’s Registrable Securities could be sold without any restriction on volume or manner of sale in any three-month period under SEC Rule 144 or any successor; (b) upon a Deemed Liquidation Event; and (c) the third anniversary of the Qualified IPO or a Direct Listing in which all the outstanding shares of Preferred Stock have been converted into Common Stock in accordance with the terms of the Restated Certificate (whichever occurs first).

7.    GENERAL PROVISIONS.
7.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate, partner, member, limited partner, retired or former partner, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (c) after such transfer, holds at least 2% of the shares of Registrable Securities (or if the transferring Holder owns less than 2% of the Registrable Securities, then all Registrable Securities held by the transferring Holder); or (d) is a venture capital fund that is controlled by or under common control with one or more general partners or managing partners or managing members of, or shares the same management company with, the Holder; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 3.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate, limited partner, retired or former partner, member, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (B) who is a Holder’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
7.2    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
7.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
7.5    Notices. All notices, requests, and other communications given, made or delivered pursuant to this Agreement shall be in writing and shall be deemed effectively given, made or delivered upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by email or other form of electronic transmission during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses or email addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such address or email address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, it shall be sent to 1111 3rd Ave., Suite 2100, Seattle, WA 98101, marked “Attention: Chief Executive Officer”, [     ]; and a copy (which shall not constitute notice) shall also be sent to Fenwick & West LLP, 1191 2nd Avenue, 10th Floor, Seattle, Washington, 98101, Attn: William H. Bromfield, bbromfield@fenwick.com. If notice is given to Generation, a copy shall also be given to Generation Investment Management, 20 Air Street, London, W1B 5AN, Attn: Lila Preston; Lucia Rigo, [     ]; [     ], and to Morrison & Foerster, LLC, 425 Market Street, San Francisco, California 94105, Attn: Susan Mac Cormac, smaccormac@mofo.com. If notice is given to Naspers, a copy shall also be given to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 220 W. 42nd Street, 17th Floor, New York, NY 10036, Attn: Steven Baglio, e-mail sbaglio@gunder.com.
7.6    Amendments and Waivers. This Agreement may only be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by the Company and (a) with respect to Sections 2 and 4 and any other provision of this Agreement to the extent such provision pertains to Section 2 or 4, the holders of a majority of the Registrable Securities then outstanding and held by the Major Investors or (b) with respect to any other provision of this Agreement, the holders of at least a majority of the Registrable Securities then outstanding; provided that (i) the Company may in its sole discretion waive compliance with Section 3.12 (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 3.12 shall be deemed to be a waiver); (ii) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; (iii) the Company may, without the consent or approval of any other party hereto, cause additional persons to become party to this Agreement as Investors or Lenders pursuant to Section 7.14 hereto and amend Schedule A hereto accordingly; and (iv) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Major Investor, Investor or Key Holder without the written consent of such Major Investor, Investor or Key Holder, as the case may be, if such amendment, modification, termination or waiver would materially and adversely affect the rights or obligations of such Major Investor, Investor, or Key Holder, as the case may be, but not so affect the rights or obligations of all Major Investors, Investors and Key Holders, respectively, in the same fashion; provided, however, that (u) any amendment to Section 5.4.1 or this Section 7.6(u) shall require the additional written consent of QED Investors, for so long as it has the rights set forth in such Section, (v) any amendment to Section 5.8 or this Section 7.6(v) shall require the additional written consent of the holders of a majority of the shares of Series D Preferred Stock then held by the Series D Investors, (w) any amendment to Sections 5.5, 5.7 or 5.8 or this Section 7.6(w) shall require the additional written consent of Stripes, for so long as it has the rights set forth in such Sections, (x) any amendment to the definition of “Competitor”,

Sections 5.7 or 5.8 or this Section 7.6(x) shall require the additional written consent of Naspers, for so long as it has the rights set forth in such Sections, (y) any amendment to the definition of “Competitor”, Sections 5.4.2, 5.7, 5.13 or this Section 7.6(y) shall require the additional written consent of Generation, for so long as it has the rights set forth in such Sections, and (z) any amendment to or waiver of Section 4.4 or this Section 7.6(z) that adversely affects the rights or obligations of any Major Investor in a manner different from those of all other Major Investors (other than as a result of the differences in the amount of capital stock of the Company held by such Major Investors) shall require the additional written consent of such Major Investor. Further, this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the Investors hereunder, without also the written consent of the holders of a majority of the Registrable Securities held by the Key Holders; provided, however, that the grant to third parties of piggyback registration rights under Section 3.2 hereof shall not be deemed to be an adverse change to the piggyback registration rights of the Key Holders under this Agreement and shall not require the consent of the Key Holders. Any amendment, termination, or waiver effected in accordance with this Section 7.6 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
7.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
7.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate, including, for the avoidance of doubt, determining qualification as a Major Investor hereunder.
7.9    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled and replaced with this Agreement.
7.10    Third Parties. Other than as set forth in Section 3.11, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

7.11    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
7.12    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the Western District of Washington for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts located in the Western District of Washington, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution based upon judgment or order of such court(s), that any suit, action or proceeding arising out of or based upon this Agreement commenced in the federal or state courts located in the Western District of Washington is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Should any party commence a suit, action or other proceeding arising out of or based upon this Agreement in a forum other than the federal or state courts located in the Western District of Washington, or should any party otherwise seek to transfer or dismiss such suit, action or proceeding from such court(s), that party shall indemnify and reimburse the other party for all legal costs and expenses incurred in enforcing this provision.
7.13    Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.
7.14    Additional Investors and Lenders. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series F Preferred Stock after the date hereof, any purchaser of such shares of Series F Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. In addition, notwithstanding anything to the contrary contained herein, if the Company issues any Lender Warrant, any recipient of a Lender Warrant may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed a “Lender” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor or Lender, so long as such additional Investor or Lender has agreed in writing to be bound by all of the obligations as an “Investor” or a “Lender” hereunder, as applicable.

7.15    Amendment and Restatement of Prior Agreement. Effective and contingent upon the execution of this Agreement by the Company and Existing Investors representing the Requisite Signatories, the Prior Agreement shall be amended and restated to read in its entirety as set forth in this Agreement, and this Agreement shall constitute the entire agreement between the parties and shall supersede any prior understandings or agreements concerning the subject matter hereof.
7.16    Waiver of Right of First Offer under the Prior Agreement. The Company and Major Investors (as defined in the Prior Agreement) (and/or any of their permitted successors or assigns) holding Registrable Securities (as defined in the Prior Agreement) representing a majority of all the Registrable Securities (as defined in the Prior Agreement) held by the Major Investors (as defined in the Prior Agreement) hereby waive their purchase rights and related notice rights pursuant to Section 4 of the Prior Agreement with respect to the Company’s issuance and sale of the shares of Series F Preferred Stock pursuant to the Purchase Agreement and the shares of Common Stock issued upon conversion of the shares of Series F Preferred Stock.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

REMITLY GLOBAL, INC.

By:	/s/ Matthew B. Oppenheimer

Name:	Matthew B. Oppenheimer

Title:	President
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

DN CAPITAL – GLOBAL VENTURE CAPITAL V, SCSP
By its general partner

DN Capital GVC V GP sarl

By:	/s/ Steve Schlenker

Name:	Steve Schlenker

Title:	Class B Member

DN CAPITAL – GLOBAL VENTURE CAPITAL V, SCSP
By its general partner:

DN CAPITAL - GVC III GP LP

By:

Name:

Title:
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

DN CAPITAL – GLOBAL VENTURE CAPITAL V, SCSP
By its general partner

DN Capital GVC V GP sarl

By:

Name:	Steve Schlenker

Title:	Class B Member

DN CAPITAL – GLOBAL VENTURE CAPITAL V, SCSP
By its general partner:

DN CAPITAL - GVC III GP LP

By:	/s/ Shane Hollywood

Name:	Shane Hollywood

Title:	Director
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

GENERATION IM SUSTAINABLE SOLUTIONS FUND III, L.P., a Guernsey limited partnership

By: GENERATION IM SUSTAINABLE SOLUTIONS FUND III GP LIMITED, a Guernsey limited company whose registered office is at PO Box 255, Trafalgar Court, Les Banques, St Peter Port, Guernsey, GYI 3QL

By:	/s/ Annie Ewing

Name:	Annie Ewing

Title:	Director
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

OWL ROCK TECHNOLOGY FINANCE CORP.

By:	/s/ Alexis Maged

Name:	Alexis Maged

Title:	Authorized Signatory
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

PAYU FINTECH INVESTMENTS B.V.

By:	/s/ Franka Olbers

Name:	Franka Olbers

Title:	Director
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

PRINCEVILLE GLOBAL REMITTANCE INVESTMENTS LIMITED

By:	/s/ Joaquin Rodriguez Torres
Name:	Joaquin Rodriguez Torres
Title:	Director
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

STRIPES III LP
By: Stripes GP III, LLC, its general partner:

By:	/s/ Wayne Marino

Name:	Wayne Marino

Title:	Chief Financial Officer
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

THRESHOLD VENTURES I, L.P.

By: Threshold Ventures I General Partner, LLC
Its: General Partner

By:	/s/ Josh Stein
Name:	Josh Stein
Title:	Managing Member

THRESHOLD VENTURES I PARTNERS FUND, LLC

By:	/s/ Josh Stein
Name:	Josh Stein
Title:	Managing Member
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

TOP TIER VENTURE VELOCITY FUND 3 HOLDINGS

By: Top Tier Venture Velocity Fund 3, L.P.
Its: Authorized Partner

By: Top Tier Venture Velocity 3 Management, LLC
Its: General Partner

By: Top Tier Capital Partners, LLC
Its: Manager

By:	/s/ Garth A. L. Timoll, Sr.
Name:	Garth A. L. Timoll, Sr.
Title:	Authorized Signatory

TOP TIER VENTURE VELOCITY FUND 3, LP

By: Top Tier Venture Velocity 3 Management, LLC
Its: General Partner

By: Top Tier Capital Partners, LLC
Its: Manager

By:	/s/ Garth A. L. Timoll, Sr.
Name:	Garth A. L. Timoll, Sr.
Title:	Authorized Signatory

TOP TIER VENTURE CAPITAL IX HOLDINGS

By: Top Tier Venture Capital IX, L.P.
Its: Authorized Partner

By: Top Tier Venture Capital IX Management, LLC
Its: General Partner

By: Top Tier Capital Partners, LLC
Its: Manager

By:	/s/ Garth A. L. Timoll, Sr.
Name:	Garth A. L. Timoll, Sr.
Title:	Authorized Signatory
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

TRILOGY EQUITY PARTNERS, LLC

By:	/s/ Charles H. Stonecipher
Name:	Charles H. Stonecipher
Title:	Partner
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

VISA INTERNATIONAL SERVICE ASSOCIATION

By:	/s/ Vasant M. Prabhu
Name:	Vasant M. Prabhu
Title:	Vice Chairman and Chief Financial Officer
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

KEY HOLDER:

/s/ Matthew B. Oppenheimer
Matthew B. Oppenheimer
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended & Restated Investors’ Rights Agreement as of the date first written above.

KEY HOLDER:

/s/ Joshua Hug
Joshua Hug
[SIGNATURE PAGE TO REMITLY GLOBAL, INC. SEVENTH AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A
List of Investors
[    ]

SCHEDULE B
List of Key Holders
[    ]